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Exhibit 4.2

Indigo N.V. 1996 International Flexible Stock Incentive Plan

1.
Establishment, Purpose, and Definitions.

a.
There is hereby adopted the 1996 International Flexible Stock Incentive Plan (the "Plan") of Indigo N.V. (the "Company").

b.
The purpose of the Plan is to provide a means whereby eligible individuals (as defined in paragraph 4 below) can acquire Common Stock of the Company (the "Stock"). The Plan provides employees (including part-time and potential employees), officers and directors (including potential officers and directors), consultants and advisors (collectively, the "Eligible Individuals") of the Company or of its Affiliates (as hereinafter defined) an opportunity to purchase shares of Stock pursuant to options (the "Options"). The Plan also provides for the sale or bonus of Stock to Eligible Individuals in connection with the performance of services for the Company or its Affiliates. Moreover, the Plan authorizes the grant of stock appreciation rights ("SARs"), either separately or in tandem with Options, entitling holders to cash compensation measured by appreciation in the value of the Stock. Options may be granted either on the basis of past or future services ("Service Options") or on the basis of performance ("Performance Options"). The Plan also allows for sub-plans with respect to the Company or an Affiliate, or with respect to citizens or residents of one or more countries, provided the sub-plan is no less restrictive than the Plan.

c.
The term "Affiliates", as used in the Plan, means parent or subsidiary corporations of the Company, including parents or subsidiaries that become such after adoption of the Plan.

2.
Administration of the Plan

a.
The Plan shall be administered by the Supervisory Board of the Company (the "Board"). The Board may delegate the responsibility for administering the Plan to a committee (the "Committee") under such terms and conditions as the Board shall determine. Members of the Committee shall serve at the pleasure of the Board. The Committee shall select one of its members as chairman, and shall hold meetings at such times and places as it may determine. A majority of the Committee shall constitute a quorum, and acts of the Committee at which a quorum is present, or acts reduced to or approved in writing by all the members of the Committee, shall be the valid acts of the Committee. If the Board does not delegate administration of the Plan to the Committee, then each reference in this Plan to "the Committee" shall be construed to refer to the Board. No member of the Board or the Committee shall be liable to any person for any action, determination or inaction with respect to the Plan that is taken or made in good faith.

b.
In the event that the Company becomes subject to the requirements of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended ("Rule 16b-3"), then, notwithstanding the provisions of Section 2(a) hereof, (i) the Committee shall consist of two (2) or more members of the Board or such lesser number of members of the Board as permitted by Rule 16b-3 and (ii) none of the members of the Committee shall receive, while serving on the Committee, or during the one-year period preceding appointment to the Committee, a grant or award of equity securities under (a) the Plan or (b) any other plan of the Company or its Affiliates under which the participants are entitled to acquire Stock (including restricted Stock), Options, stock bonuses, related rights or stock appreciation rights of the Company or any of its Affiliates, other than pursuant to transactions in any such other plan which do not disqualify a director from being a disinterested person under Rule 16b-3.

    The limitations set forth in this Section 2(b) shall automatically incorporate any additional requirements that may, in the future, be necessary for the Plan to comply with Rule 16b-3.

  c.
  The Committee shall determine and designate, in the manner described in paragraph 4 below, which Eligible Individuals (as defined in paragraph 1(b) above) shall be granted Options under the Plan, the timing of such grants, the terms thereof (including any restrictions on the Stock), and the number of shares subject to such Options.

  d.
  The Committee may amend the terms of any outstanding Option granted under this Plan, but any amendment that would adversely affect the Optionee's rights under an outstanding Option shall not be made without the Optionee's written consent. The Committee may, with the Optionee's written consent, cancel any outstanding Option or accept any outstanding Option in exchange for a new Option.

  e.
  The Committee shall also determine and designate, in the manner described in paragraph 4 below, which Eligible Individuals shall be issued Stock or SARs under the Plan, the timing of such issuance, the terms thereof (including any restrictions), and the number of Stock or SARs to be issued. The Stock shall be issued for such consideration (if any) as the Committee deems appropriate. Stock issued subject to restrictions shall be evidenced by a written agreement (the "Restricted Stock Purchase Agreement" or the "Restricted Stock Bonus Agreement"). The Committee may amend any Restricted Stock Purchase Agreement, but any amendment which would adversely affect the individual's rights to the Stock shall not be made without his or her written consent.

  f.
  In its administration of the Plan, The Committee shall have the sole authority, in its absolute discretion, (i) to adopt, amend, and rescind such rules and regulations as, in its opinion, may be advisable, (ii) to construe and interpret the Plan, the rules and the regulations, and the instruments evidencing Options, Stock or SARs granted under the Plan, and (iii) to make all other determinations deemed necessary or advisable for the administration of the Plan. All decisions, determinations, and interpretations of the Committee shall be binding on all participants.

3.
Stock Subject to the Plan.

a.
An aggregate of not more than 1,500,000 shares of Stock shall be available for the grant of Options, Stock or SARs under the Plan. If an Option is surrendered (except if such surrender is for shares of Stock), or for any other reason ceases to be exercisable in whole or in part, the shares that were subject to such Option but as to which the Option had not been exercised shall continue to be available under the Plan.

b.
If there is any change in the Stock subject to the Plan, the Stock subject to a Restricted Stock Purchase Agreement, Restricted Stock Bonus Agreement or an SAR Agreement, or the Stock subject to any Option granted under the Plan, through merger, consolidation, reorganization, recapitalization, reincorporation, stock split, stock dividend (in excess of two percent), or other change in the corporate structure of the Company, appropriate adjustments shall be made by the Committee in order to preserve but not to increase the benefits to the individual, including adjustments to the aggregate number and kind of shares subject to the Plan or to a Restricted Stock Purchase Agreement, Restricted Stock Bonus Agreement or SAR Agreement, and to the number and kind of shares, and the price per share, subject to outstanding Options.

4.
Eligible Individuals.

  Individuals who shall be eligible to have granted to them the Options, Stock or SARs provided for by the Plan shall be those Eligible Individuals (defined in Paragraph 1 (b) above) as the Committee, in its discretion, shall designate from time to time (the "Optionee/s").

5.
Exercise Price.

  The exercise price of each Option (the "Exercise Price") shall be as determined by the Committee, provided that in no case shall the Exercise Price of any Option be less than 80% of the Common Stock Value on the date of issuance of such Option ("Date of Grant"). The "Common Stock Value" at any time shall be equal to the then current fair market value of the Stock, as determined by the Committee. The Exercise Price shall be subject to adjustment to the extent provided in paragraphs 3(b) above and 15 below.

6.
Terms and Conditions of Options.

a.
Each Option granted pursuant to the Plan will be evidenced by a written Stock Option Agreement ("Option Agreement") executed by the Company and the relevant Optionee, the terms of which Agreement shall be determined by the Committee subject to the terms of the Plan.

b.
The Committee shall determine the term of each Option granted under the Plan; provided, however, that in no event shall the term of an Option exceed ten (10) years.

c.
Upon termination of employment or other contractual relationship between the Optionee and the Company/Affiliate for cause, all unexercised Options (whether or not vested) shall immediately lapse. Upon termination of employment or other contractual relationship between the Optionee and the Company/Affiliate (regardless of whether or not termination is by the Optionee or the Company/Affiliate or for cause), all unvested Options shall lapse (unless otherwise determined by the Board or the Committee). Upon termination of employment (regardless of whether or not termination is by the employee or employer or for cause), and at the option of the Company, vested Options may be repurchased by the Company if permitted by, and pursuant to the terms of, an applicable Option Agreement.

d.
The Service Options will vest over a period of five (5) years, with 20% of the Service Options vesting on each of the first five anniversaries of the Date of Grant. Notwithstanding the foregoing, the Board or the Committee may determine different vesting schedules in special circumstances.

e.
Commencing in respect of the first full calendar year after the Date of Grant, Performance Options will vest over a period of five (5) years in relation to the achievement by the Company and its Affiliates of earnings, shipment and/or other targets to be determined annually, in advance, by the Board, with partial vesting on a sliding scale, as determined by the Board. Notwithstanding the foregoing, (i) all non-vested Performance Options shall vest eight (8) years and eleven (11) months following the Date of Grant, and (ii) the Board or the Committee may determine different vesting schedules in special circumstances.

f.
The Option Agreement may contain such other terms, provisions, and conditions as may be determined by the Board or the Committee, provided that the same are not inconsistent with this Plan.

7.
Terms and Conditions of Stock Purchase and Bonus

a.
Each sale or grant of Stock pursuant to the Plan will be evidenced by either a written Restricted Stock Purchase Agreement executed by the Company and the person to whom such Stock is sold or a written Restricted Stock Bonus Agreement executed by the Company and the person to whom such Stock is granted.

  b.
  The Restricted Stock Purchase Agreement or Restricted Stock Bonus Agreement may contain such other terms, provisions, and conditions as may be determined by the Board or the Committee (not inconsistent with this Plan), including, without limitation, restrictions on transfer, forfeiture provisions, repurchase provisions and vesting provisions.

8.
Terms and Conditions of SARs.

  The Committee may, under such terms and conditions as it deems appropriate, authorize the issuance of SARs evidenced by a written SAR Agreement (which, in the case of tandem options, may be part of the Option Agreement to which the SAR relates) executed by the Company and the person to whom such SAR is granted. The SAR Agreement may contain such terms, provisions and conditions as may be determined by the Committee and that are not inconsistent with this Plan.

9.
Use of Proceeds.

  Cash proceeds realized from the sale of Stock under the Plan or pursuant to Options granted under the Plan shall constitute general funds of the Company.

10.
Amendment, Suspension, or Termination of the Plan.

a.
The Board may, at any time, amend, suspend or terminate the Plan as it deems advisable; provided that such amendment, suspension or termination complies with all applicable legal requirements, including any applicable requirement that the Plan, or an amendment to the Plan, be approved by the shareholders, and provided further that, except as provided in paragraph 3 (b), above, the Board shall in no event amend the Plan in the following respects without the consent of stockholders then sufficient to approve the Plan in the first instance:

(i)
To increase the maximum number of shares subject to Options issued under the Plan; or

(ii)
To change the designation or class of persons eligible to receive Options under the Plan.

b.
No Option may be granted under the Plan during any suspension or after the termination of the Plan, and no amendment, suspension, or termination of the Plan shall, without the affected individual's consent, alter or impair any rights or obligations under any Option previously granted under the Plan. The Plan shall terminate, with respect to the grant of Options, on December 18, 2005 (or with respect to The Netherlands sub-plan, December 18, 2000), unless previously terminated by the Board pursuant to this paragraph 10.

11.
Assignability.

  Each Option granted pursuant to this Plan shall, during Optionee's lifetime, be exercisable only by him or her, and neither the Option nor any right hereunder shall be transferable by Optionee, by operation of law or otherwise, other than by will or the laws of descent and distribution. Stock subject to a Restricted Stock Purchase Agreement or a Restricted Stock Bonus Agreement shall be transferable only as provided in such Agreement.

12.
Payment Upon Exercise of Options.

  Payment of the Exercise Price upon exercise of any Option granted under this Plan shall be made in cash in such currency as the Committee shall specify in the applicable Option Agreement; provided, however, that the Committee, in its sole discretion, may permit an Optionee to pay the Exercise Price, in whole or in part, (a) with shares of Stock owned by the Optionee; (b) by delivery, on a form prescribed by the Committee, of an irrevocable direction to a securities broker approved by the Committee to sell shares and to deliver all or a portion of the proceeds to the Company in payment for the Stock; (c) by delivery of the Optionee's promissory note with such recourse, interest, security, and redemption provisions as the Committee, in its discretion, determines appropriate; (d) by shares of stock issuable upon exercise of the Option; or (e) in any combination of the foregoing. Any Stock used to exercise Options shall be valued by the Committee at its fair market value on the date of the exercise of the Option.

13.
Withholding Taxes.

  No Option or Stock shall be granted or sold under the Plan to any participant, and no Option or SAR may be exercised, until the participant has made arrangements acceptable to the Committee for the satisfaction of any tax and social security withholding obligations, including without limitation obligations incident to the receipt of Stock under the Plan, the lapsing of restrictions applicable to such Stock, the failure to satisfy the conditions for treatment as Options under applicable tax law, or the receipt of cash payments. Upon the exercise of an Option and the sale of the underlying shares, and upon the lapsing of a restriction on Stock issued under the Plan, the Company, at its Option, may withhold a portion of the proceeds from the Optionee or require the Stockholder to surrender shares of the Company's Stock (as the case may be) sufficient to satisfy any tax and social security withholding obligations.

14.
Restrictions on Transfer of Shares.

  The Stock acquired pursuant to the Plan shall be subject to such restrictions, limitations and agreements regarding sale, assignment, encumbrances, or other transfer or disposal as the Board and/or Committe may, from time to time, deem advisable.

15.
Re-Pricing, Cancellation and Re-Grant of Options.

  The Committee shall have the authority to effect, at any time and from time to time, with the consent of the affected Option holders, (a) the re-pricing of the Exercise Price of any or all outstanding Options under the Plan and/or (b) the cancellation of any or all outstanding Options under the Plan and the grant in substitution therefor of new Options under the Plan covering the same or different numbers of Stock but having an Exercise Price of not less than 80% of the Common Stock Value (as defined in paragraph 5 hereof) on the new Date of Grant.

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  Exhibit 4.2
Indigo N.V. 1996 International Flexible Stock Incentive Plan